EXHIBIT 10.10

The Landmark Bancorp, Inc. Compensation Committee oversees the bonuses for all executive officers.  Individual bonus awards are made pursuant to an annual cash bonus plan that is recommended by the Compensation Committee and was approved by the full board.  Potential bonus awards are based on achievement of certain objective criteria, including a minimum threshold of 4% earnings per share growth with 10% growth required to receive the maximum bonus amount related to earnings per share and a minimum threshold on return on average equity is 9% with the top tier of the goal at 12% and the return on average assets has minimum and maximum threshold of 0.8% and 1.25% respectively.  Additionally, the Compensation Committee and the board consider subjective performance measures in addition to objective measures, which subjective component comprises up to forty percent of the potential bonus award for each executive officer.